Exhibit 99.1
*LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES NO DISTRIBUTION FOR AUGUST 2007
LL&E ROYALTY TRUST

The Bank of New York Trust Company, N.A. — Trustee	NEWS

RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (July 30, 2007) — LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today there will be no Trust income distribution for the month of August 2007 for Unit holders of record on August 6, 2007. This release relates to production for the month of May 2007.
Trust related expenses for the month of May 2007 totaled $118,755 while Royalty income for the month of May 2007 will be $32,394. Trust expenditures in excess of royalty income received will reduce the Trust’s reserve for Trust expenses.
As more fully described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2006, it appears highly likely that distributions to the Trust will be reduced significantly for a period of time as a result of the damage from Hurricanes Katrina and Rita to production facilities for properties in which the Trust has an interest. As more fully described in the Trust’s periodic reports filed with the SEC, the Trust Agreement and the related Partnership Agreement provide that, under certain circumstances, the Trustee may establish cash contingency reserves for the payment of claims that are likely to be asserted against the Trust. With certain exceptions, any such reserves are required to be deposited in non-interest bearing accounts. As of July 27, 2007 the net amount reserved is $549,281. The Trustee intends to hold these funds for use in the payment of Trust expenses until it becomes reasonably clear that they are no longer necessary. The Trustee may determine to increase the amount of the reserve at any time in the future, without advance notice to the Unitholders. Any such increase in the amount reserved would reduce future distributions.
As more fully described in the Annual Report, the Working Interest Owner (“Owner”), under the terms of the Trust Conveyances, is permitted to escrow funds for estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). Based on preliminary cost estimates and the most recent reserve report, the Owner has informed the Trustee that the amounts currently held in escrow are significantly less than the anticipated future costs attributable to the Trust. Consequently, the Owner has informed the Trust that Owner plans to escrow for the foreseeable future all proceeds that would otherwise be distributed from the South Pass 89 and Offshore Louisiana properties. As more fully described in the Trust’s Annual Report, the actual amounts of certain of these costs, including those affecting East Cameron 195, which is included in the Offshore Louisiana properties, appear likely to be substantially increased over those previously estimated as a result of damage caused by the 2005 hurricanes. The Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors.
The Trustee has participated in discussions with the Owner regarding the insurance policies carried by the Owner in effect at the dates of the various storms affecting the properties in which the Trust has an interest. The Owner and its outside insurance counsel have advised the Trustee that they are in the process of analyzing the scope and applicability of the policies carried by the Owner to the various types of damages that resulted from the storms, and are in the process of discussing these matters with the carriers. The Trustee has requested additional information about the policies, potential coverage to damages affecting the Trust, the likely timing of the resolution of issues relating to the possible insurance coverage and the various types of damages caused by the storms, and other information regarding the possibility of recovery under any insurance policy that, directly or indirectly, may be for the benefit of the Trust. The Owner has undertaken to provide all such information as it becomes available, but has advised the Trustee that it remains in discussion with its insurance carriers, and does not yet have reliable information about the scope and applicability of the policies to the properties in which the Trust has an interest or the effects, if any, on the Trust.
The Royalty income for the month of May does not include any proceeds from the Jay Field, South Pass 89 or Offshore Louisiana properties due to excess production costs. Excess production costs incurred through May 2007 to be recouped from future proceeds at the Jay Field, South Pass and Offshore properties totaled $446,214 $1,143,906 and $6,175,363 respectively.
Gross Proceeds prior to deductions for Production Costs for the month of May 2007 by property are as follows: $1,631,166 for Jay Field property, $0 for South Pass 89 property, and $0 for Offshore Louisiana property.
Production Costs for the month of May 2007 by property are as follows: $2,077,381 for Jay Field property, $1,143,906 for South Pass 89 property and $6,175,363 for Offshore Louisiana property.
In May 2007 there was $175,339 and $379,116 withheld in Special Cost Escrow from the South Pass and Offshore Louisiana Property, respectively.
Fee Lands Royalties for the month of May 2007 totaled $32,394.
The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust’s interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.
Status of the Trust
Although the Trust cannot predict the effects of the matters described in this press release with any degree of precision, it appears highly likely that distributions to the Trust will be reduced significantly for an extended period of time.
The Trust Agreement provides that the Trust will terminate in the event that the net revenues fall below $5,000,000 for two successive years (the “Termination Threshold”). The net revenues for 2006 fell below $5,000,000. As a result of the damages to production facilities for properties in which the

Trust has an interest, and depending on a variety of factors, including the timing and costs of repairs, future production and drilling activities, oil and gas prices and other matters, net revenues to the Trust in 2007 may also be below the Termination Threshold. If net revenues for 2007 are below the Termination Threshold, the Trust will terminate. For the first eight months of 2007, the Trust received approximately $1,000,000 in royalty revenue associated with the Jay Field and Fee Lands and no royalty revenue from the Offshore Louisiana or South Pass 89 properties. As stated above, excess production costs for the Jay Field, South Pass 89 and Offshore Louisiana totaled $446,214 $1,143,906 and $6,175,363, respectively for the first eight months of 2007. The excess production costs must be recovered by the Working Interest Owner before any distribution of royalty income will be made to the Trust. Upon termination of the Trust, the Trustee will sell for cash all the assets held in the Trust estate and make a final distribution to unit holders of any funds remaining after all Trust liabilities have been satisfied or funds have been set aside for their payment. There can be no assurance that the net revenues of the Trust in 2007 will be above the Termination Threshold.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders and all statements regarding the future status and possible termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2006, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.
The Trust income distribution announcement for the month of September will be made on or about August 27, 2007.

Contact:	LL&E ROYALTY TRUST The Bank of New York Trust Company, N.A., as Trustee Mike Ulrich (800) 852-1422 www.businesswire.com/cnn/lrt.htm